Exhibit 99.1

News Release
Amkor Announces Agreement to Settle Class Action Securities Litigation
Chandler, Ariz., December 11, 2008 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has entered into a memorandum of understanding with plaintiffs to settle the securities class action litigation filed against the company and certain of its current and former officers and directors relating to, among other matters, the company’s historical stock option practices.
The purported class action, entitled Nathan Weiss et al. v. Amkor Technology, Inc. et al., was filed in 2006 on behalf of purchasers of Amkor’s common stock between July 26, 2001 and July 26, 2006. Under the terms of the proposed settlement, the company and the other defendants will receive a full and complete release of all claims in the litigation in exchange for the payment of an aggregate of $11.25 million. The company’s directors and officers liability insurance carrier will pay $9 million of the settlement amount and the company will pay the balance. The settlement is subject to review and approval by the court.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website.
Company Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com